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                                                                     Exhibit 8.1


                              Holland & Knight LLP


September 2, 2005

Mayor's Jewelers, Inc.
14051 N.W. 14th Street, Suite 200
Sunrise, Florida 33323


Ladies and Gentlemen:

         We are acting as counsel to Mayor's Jewelers, Inc., a United States public company ("Mayor's"), in connection with the preparation of Amendment No. 1 to the Registration Statement on Form F-4 filed by Henry Birks & Sons Inc. ("Birks") with the Securities and Exchange Commission (the "Commission"). Any defined term used and not defined herein has the meaning given to it in the proxy statement/prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement.

         For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of Mayor's and Birks, without any investigation or verification by us, relied upon (i) the accuracy and completeness of the statements and representations contained in the Agreement and Plan of Merger and Reorganization dated as of April 18, 2005, as amended as of July 27, 2005, attached as Appendix A to the Proxy Statement/Prospectus (the "Agreement"), (ii) the covenants contained in Article IV of the Agreement, (iii) the accuracy of the Registration Statement and Proxy Statement/Prospectus, and
(iv) the accuracy and completeness representations contained in the Mayor's and Birks Officers Certificates, which set forth certain representations relating to the tax-free nature of the merger.

         Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption "The Merger - Material U.S. Federal Income Tax Consequences of the Merger" is an accurate summary of the material U.S. federal income tax consequences to U.S. Holders of Mayor's common stock of the transactions described therein. We adopt such discussion as our opinion.

         Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.
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Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Knight LLP